UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
The Dolan Company
(Exact name of registrant as specified in its charter)

Delaware	43-2004527

(State of incorporation or organization)	(I.R.S. Employer Identification No.

222 Second Avenue South, Suite 2300, Minneapolis, Minnesota	55402

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Series A Junior Participating Preferred Stock Purchase Right The New York Stock Exchange
If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A (if applicable).
Securities to be registered pursuant to Section 12(g) of the Act: None.

The Dolan Company (the “Company”) hereby amends its registration statement on Form 8-A, which it filed with the Securities Exchange Commission (the “SEC”) on February 3, 2009 and amended on a Form 8-A/A filed with the SEC on March 22, 2010 (as so amended, the “Original Registration Statement”), as follows:

Item 1.	Description of Securities to be Registered.
The Company hereby amends and supplements Item 1 of the Original Registration Statement to reflect that on September 15, 2011, the Company entered into Amendment No. 2 to Rights Agreement (“Amendment 2”), which amends its Rights Agreement dated as of January 29, 2009 (the “Base Rights Agreement”), which was previously amended by Amendment No. 1 to Rights Agreement dated as of March 17, 2010 (“Amendment 1,” and together with the Base Rights Agreement, the “Rights Agreement”). Pursuant to Amendment 2, Wells Fargo Bank, N.A. succeeds Mellon Investor Services LLC as Rights Agent under the Rights Agreement.
The foregoing description is qualified in its entirety by reference to (i) Amendment 2, which is incorporated by reference herein as Exhibit 4.3, (ii) the Base Rights Agreement, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 3, 2009 and is incorporated by reference herein, and (iii) Amendment 1, which was filed as Exhibit 4 to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2010 and is incorporated by reference herein.

Item 2.	Exhibits.
Item 2 of the Original Registration Statement is amended by adding the following Exhibit 4.3:

4.3
Amendment No. 2 to Rights Agreement, dated as of September 15, 2011, and effective as of September 16, 2011, by and between The Dolan Company and Wells Fargo Bank, N.A., as successor Rights Agent (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2011).

Signature
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

THE DOLAN COMPANY
Date: September 16, 2011	/s/ Vicki J. Duncomb
	Name:	Vicki J. Duncomb
Its: Vice President and Chief Financial Officer